Exhibit 4.2

AMENDMENT NO. 1

TO

DYNATEM, INC.

1998 STOCK OPTION PLAN

This Amendment No. 1 to the Dynatem, Inc. 1998 Stock Option Plan (the “Plan”) is adopted by Dynatem, Inc., a California corporation (the “Company”), effective as of March 31, 2004.

R E C I T A L S:

A. Section 10 of the Plan provides that the Board of Directors of the Company may amend the Plan, subject in certain circumstances to the approval of the shareholders of the Company.

B. On October 22, 2003, the Board of Directors of the Company adopted, and on or about March 31, 2004 the shareholders of the Company approved, this Amendment No. 1 to the Plan increasing the number of shares of the Company’s Common Stock reserved for issuance thereunder from 200,000 shares to 400,000 shares.

NOW,	THEREFORE, the Plan is amended as follows:

1.	The second sentence of Section 2 of the Plan shall read in full as follows:

“The total number of Shares which may be issued under the Plan shall not exceed, in the aggregate, Four Hundred Thousand (400,000) Shares.”

2.	In all other respects, the Plan, as amended by this Amendment No. 1, will remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned, being the duly elected and acting Secretary of the Company, hereby certifies that the foregoing Amendment was duly adopted by the Board of Directors of the Company at a meeting of the Board of Directors held on October 22, 2003, and duly approved by the shareholders of the Company by written consent on or about March 31, 2004.

Dated: March 31, 2004

/s/ Eileen Schmalbach

Eileen Schmalbach, Secretary